Exhibit 4.3

Execution Version

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR IN A TRANSACTION NOT SUBJECT TO U.S. FEDERAL OR STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$[_______________]	[__],2019

For value received Vallon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), promises to pay to [__________________] or its assigns (“Holder”) the principal sum of $[________________] together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This convertible promissory note (the “Note”) is issued as part of a series of similar convertible promissory notes (collectively, the “Notes”) pursuant to the terms of that certain Convertible Promissory Note Purchase Agreement (as amended, the “Agreement”), dated as of [__], 2019, to the persons and entities listed on the Schedule of Purchasers attached to the Agreement (collectively, the “Holders”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1.            Repayment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Loan shall be due and payable on January [__], 2020 (the “Maturity Date”).

2.            Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 7.0% per annum or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3.            Conversion; Repayment Premium Upon Sale of the Company.

(a)           Automatic Conversion. In the event that the Company issues and sells shares of its Equity Securities to investors (the “Investors”) on or before the date of the repayment in full of this Note in an equity financing resulting in gross proceeds to the Company of at least $3,000,000 (excluding the conversion of the Notes and other debt) (a “Qualified Financing”), then the outstanding principal balance of this Note shall automatically convert in whole without any further action by the Holder into such Equity Securities at a conversion price equal to (i) 90% of the per share price paid by the Investors if such Qualified Financing occurs on or prior to the forty-fifth (45th) day after the Effective Date, or (ii) 80% of the per share price paid by the Investors if such Qualified Financing occurs after the forty-fifth (45th) day after the Effective Date, and in each case otherwise on the same terms and conditions as given to the Investors. Any unpaid accrued interest on this Note shall be converted into Equity Securities issued in such Qualified Financing on the same terms as the principal of the Notes.

1.

(b)            Optional Conversion.

(i)            In the event that the Company issues and sells shares of its Equity Securities to Investors on or before the date of the repayment in full of this Note in an equity financing that does not constitute a Qualified Financing (such financing being hereinafter referred to as a “Non-Qualified Financing”), the Company will give the Holder at least ten (10) calendar days prior written notice of the anticipated Non-Qualified Financing, then the Requisite Holders may elect, by written notice delivered to the Company not less than five (5) calendar days prior to such Non-Qualified Financing, to convert the outstanding principal balance of this Note and each other Notes in whole into such Equity Securities at a conversion price equal to the lower of (i) the per share price paid by the Investors in such Non-Qualified Financing and otherwise on the same terms and conditions as given to such Investors, or (ii) the quotient of $11,000,000 divided by the aggregate number of outstanding shares of common stock of the Company (“Common Stock”) as of the date of the initial closing of the Non-Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding, other than the Notes and the Equity Securities offered in such Non-Qualified Financing) (the “Cap Price”). Any unpaid accrued interest on this Note shall be converted in full into Equity Securities issued in such Non-Qualified Financing on the same terms as the principal of the Notes.

(ii)          In the event that (A) the Company files a registration statement with the U.S. Securities and Exchange Commission, using a Form 10 or a similar form, with respect to its Common Stock (other than a registration statement relating to the sale of securities of the Company), (B) such registration statement becomes effective, and (C) the Common Stock begins trading or quotation, as the case may be, on a Trading Market (as defined below), then on the Maturity Date, the Holder shall have the option, by five (5) calendar days written notice to the Company, to convert the outstanding principal balance and any unpaid accrued interest under this Note and each of the other Notes into shares of Common Stock at a conversion price equal to the lower of (i) the Fair Market Value (as defined below) of a share of Common Stock, or (ii) the Cap Price.

(c)           Sale of the Company. Notwithstanding any provision of this Note to the contrary, in the event that the Company consummates a Sale of the Company (as defined below) prior to the conversion or repayment in full of this Note, (i) the Company will give the Holder at least five (5) calendar days prior written notice of the anticipated closing date of such Sale of the Company, and (ii) at the closing of such Sale of the Company, the Company will pay the Holder an aggregate amount equal to the greater of (A) the aggregate amount of principal and interest then outstanding under this Note in full satisfaction of the Company’s obligations under this Note, or (B) such amount the Holder would have been entitled to if the principal and accrued but unpaid interest under this Note had converted into shares of Common Stock at a conversion price equal to the Cap Price.

2.

(d)           Conversion upon Maturity. In the event that this Note is not converted pursuant to Sections 3(a) through (c), or Section 7 prior to the Maturity Date, then, at the election of the Requisite Holders made at least five (5) calendar days prior to the Maturity Date, effective upon the Maturity Date, the outstanding principal balance and any unpaid accrued interest under this Note and each of the other Notes shall be converted into shares of Common Stock at a conversion price equal to the Cap Price; provided that, if the Common Stock is traded or quoted, as the case may be, on a Trading Market, the conversion price shall be the lower of (i) the Fair Market Value of a share of Common Stock, or (ii) the Cap Price.

(e)           No Fractional Shares. If, after aggregation, the conversion of this Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of one share of the class and series of capital stock into which this Note has converted by such fraction.

(f)            Definitions. For purposes of this Note:

(i)            “Sale of the Company” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii)           “Equity Securities” shall mean the Company’s Common Stock, or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except that such defined term shall not include any security (x) granted, issued and/or sold by the Company to any employee, director or consultant in such capacity or (y) issued upon the conversion or exercise of any option or warrant outstanding as of the date of this Note.

(iii)         “Fair Market Value” shall mean, (a) if the applicable security of the Company is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, including, without limitation, a platform operated by the OTC Markets Group Inc. (with any such exchange, quotation system or platform being hereinafter referred to as a “Trading Market”), the 5-day weighted-average closing price of a share of Common Stock reported for the last five (5) business days immediately prior to the applicable date, or (b) if such applicable security of the Company is not traded on a Trading Market, (1) the price per security paid by Investors in the applicable Qualified Financing, Non-Qualified Financing, or (2) the amount per share that a holder of Common Stock would be entitled to receive at the closing of a Sale of the Company.

3.

4.            Maturity. Unless this Note has been previously converted in accordance with the terms of Sections 3(a) through (c), above or satisfied in accordance with the terms of Section 3(d) above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5.            Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6.            Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Requisite Holders.

7.            Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Requisite Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. During the existence of any Event of Default, at the election of the Requisite Holders, by five (5) calendar days written notice to the Company, the outstanding principal balance and any unpaid accrued interest under this Note and each of the other Notes shall be converted into shares of Common Stock at a conversion price equal to the Cap Price. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)           The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)           The Company shall default in its performance of any covenant under the Agreement or any Note;

(c)           The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d)           An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) calendar days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

4.

8.            Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9.            Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

10.          Parity with Other Notes. The Company’s repayment obligation to the Holder under this Note shall be on parity with the Company’s obligation to repay all Notes issued pursuant to the Agreement. In the event that the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the Holders of the Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the Holder hereunder.

11.          Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Requisite Holders.

12.          Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[signature page follows]

5.

Vallon Pharmaceuticals, Inc.

By:
Name:
Title:

Holder:
Principal Amount of Note:
Date of Note:

[Signature page to Convertible Promissory Note of Vallon Pharmaceuticals, Inc.]